As filed with the Securities and Exchange Commission on June 27, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGNICO-EAGLE MINES LIMITED

 (Exact name of registrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

145 King Street East, Suite 400
Toronto, Ontario, M5C 2Y7

(Address, Including Zip Code, of Principal Executive Offices)

AGNICO-EAGLE MINES LIMITED AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN

and

AGNICO-EAGLE MINES LIMITED AMENDED AND RESTATED INCENTIVE SHARE PURCHASE PLAN

(Full title of plan)

Gerald D. Shepherd, Esq.

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue, 12th Floor, New York, NY 10022

Tel: (212) 588-5500

Fax: (212) 308-0132
(Name, address and telephone number, including area code of agent for service)

with a copy to:

Sean Boyd Agnico-Eagle Mines Limited 145 King Street East, Suite 400 Toronto, Ontario M5C 2Y7 (416) 947-1212	Patricia Olasker, Esq. Davies Ward Phillips & Vineberg LLP 1 First Canadian Place, Suite 4400 Toronto, Ontario, M5X 1B1, Canada (416) 863-0900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, no par value per share, issuable under the Incentive Share Purchase Plan	2,500,000 Shares	$64.94	(3)	$162,350,000	(3)	$6,380.36
Common Shares, no par value per share, issuable under the Stock Option Plan	5,885,000 Shares	$64.94	(3)	$382,171,900	(3)	$15,019.36
Common Shares, no par value per share, issuable under the Stock Option Plan	15,000 Shares	$65.97	(4)	$989,550	(4)	$38.89
Common Shares, no par value per share, issuable under the Stock Option Plan	65,000 Shares	$66.33	(5)	$4,311,450	(5)	$169.44
Common Shares, no par value per share, issuable under the Stock Option Plan	35,000 Shares	$65.94	(6)	$2,307,900	(6)	$90.70
Total	8,500,000 Shares			$552,130,800		$21,698.75

(1)                This Registration Statement registers 6,000,000 shares of common stock, no par value (the “Common Shares”) of Agnico-Eagle Mines Limited (the “Company”) that may be issued under the Agnico-Eagle Mines Limited Amended and Restated Employee Stock Option Plan (the “Stock Option Plan”) and 2,500,000 Common Shares that may by issued under the Agnico-Eagle Mines Limited Amended and Restated Incentive Share Purchase Plan (the “Incentive Share Purchase Plan,” and collectively with the Stock Option Plan, the “Plans”).

(2)                Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional Common Shares that may become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of any consideration which results in an increase in the number of outstanding shares of the Company.

(3)                With respect to 2,500,000 Common Shares issuable under the Incentive Share Purchase Plan and 5,885,000 Common Shares issuable under the Stock Option Plan, the proposed maximum aggregate offering price is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low reported price of the Common Shares on the New York Stock Exchange on June 20, 2008.

(4)                With respect to 15,000 Common Shares issuable upon exercise of outstanding options under the Stock Option Plan, the proposed maximum aggregate offering price solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act is based on the exercise prices of such options.  The exercise price for these 15,000 Common Shares is U.S.$65.97.

(5)                With respect to 65,000 Common Shares issuable upon exercise of outstanding options under the Stock Option Plan, the proposed maximum aggregate offering price solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act is based on the exercise prices of such options.  The exercise price for these 65,000 Common Shares is Cdn$66.30, which, based on the Federal Reserve Bank of New York’s Noon Buying Rate on May 13, 2008, the date of the grant of the options, for Canadian Dollars of U.S.$1.00 = Cdn$0.9996, equaled U.S.$66.33.

(6)     With respect to 35,000 Common Shares issuable upon exercise of outstanding options under the Stock Option Plan, the proposed maximum aggregate offering price solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act is based on the exercise prices of such options.  The exercise price for these 35,000 Common Shares is Cdn$66.74, which, based on the Federal Reserve Bank of New York’s Noon Buying Rate on June 26, 2008, the date of the grant of the options, for Canadian Dollars of U.S.$1.00 = Cdn$1.0121, equaled U.S.$65.94.

INCORPORATION OF CONTENTS OF

REGISTRATION STATEMENT BY REFERENCE

A registration statement on Form S-8 (File No. 333-130339) was filed with the Securities Exchange Commission (the “Commission”) on December 15, 2005 (the “Prior Form S-8”) covering 6,877,775 Common Shares issuable under the Stock Option Plan and 1,153,260 Common Shares issuable under the Incentive Share Purchase Plan.  Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 8,500,000 Common Shares issuable under the Plans.  The contents of the Prior Form S-8 are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)                                  The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the Commission on March 28, 2008 as amended (the “Annual Report”), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)                                 The Company’s Quarterly Report for the period ended March 31, 2008, attached as an exhibit to the Company’s Current Report on Form 6-K filed with the Commission on May 14, 2008;

(c)                                  All reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in paragraph (a) above; and

(d)                                 The description of the Company’s Common Shares that is contained in the Company’s registration statement on Form 20-F, filed with the Commission pursuant to Section 12 of the Exchange Act on April 12, 1985, as amended by Amendment No. 1 thereto filed on July 5, 1985, Amendment No. 2 thereto filed on July 25, 1985 and Amendment No. 3 thereto filed on August 12, 1985, and any reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all documents furnished to the Commission on reports on Form 6-K to the extent the Registrant expressly provides that the information therein is incorporated by reference into this Registration Statement, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are deemed to be part hereof from the date of filing of such documents.

Item 8.	Exhibits.

Exhibit	Description

5.1	Legal Opinion of Davies Ward Phillips & Vineberg LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Davies Ward Phillips & Vineberg LLP (contained in the opinion included as Exhibit 5.1)

24.1	Power of Attorney (included in signature page of this Registration Statement)

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

1.                                       To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.                                       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto in the province of Ontario, on June 27, 2008.

AGNICO-EAGLE MINES LIMITED

By:	/s/ Sean Boyd
Sean Boyd Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sean Boyd and David Garofalo, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the respective capacities.

June 27, 2008	/s/ Sean Boyd
Sean Boyd,
Vice Chairman and Chief Executive Officer and a Director
(Principal Executive Officer)

June 27, 2008	/s/ David Garofalo
David Garofalo,
Senior Vice-President, Finance and Chief Financial Officer and a Director
(Principal Financial and Accounting Officer)

June 27, 2008	/s/ Eberhard Scherkus
Eberhard Scherkus,
President and Chief Operating Officer and a Director

June 27, 2008	/s/ James D. Nasso
James D. Nasso,
Chairman of the Board of Directors

June 27, 2008	/s/ Douglas R. Beaumont
Douglas R. Beaumont,
Director

June 27, 2008	/s/ Bernard Kraft
Bernard Kraft,
Director

June 27, 2008	/s/ Howard R. Stockford
Howard R. Stockford,
Director

June 27, 2008	/s/ Mel Leiderman
Mel Leiderman,
Director

June 27, 2008	/s/ Leanne M. Baker
Leanne M. Baker,
Director and Authorized United States Representative

June 27, 2008	/s/ Pertti Voutilainen
Pertti Voutilainen,
Director

June 27, 2008
Clifford J. Davis

June 27, 2008
J. Morfyn Roberts

Exhibit Index

Exhibit	Description

5.1	Legal Opinion of Davies Ward Phillips & Vineberg LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Davies Ward Phillips & Vineberg LLP (contained in the opinion included as Exhibit 5.1)

24.1	Power of Attorney (included in signature page of this Registration Statement)